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                                                                   Exhibit 10.8

                             MAINTENANCE AGREEMENT

    This Maintenance Agreement ("Agreement") is entered into this 22 day of May, 1998 ("Effective Date") by and between CORBIS CORPORATION, a Washington corporation d/b/a/ DIGITAL STOCK with its principal place of business at 15395 S.E. 30th Place, Suite 300, Bellevue, Washington 98007 ("Corbis"), and GET SMART, INC., a Delaware corporation d/b/a BUSY BOX PRODUCTIONS and MEDIA NETWORK with its principal place of business at 701 Battery Street, 2nd
Floor, San Francisco, California 94111 ("Busy Box").

                                    RECITALS

    WHEREAS, Corbis and Busy Box entered into a Revised Master Agreement for Services, dated May 6, 1998 (the "Revised Agreement"), pursuant to which Busy Box developed an Internet site for Corbis to be located at www.digitalstock.com (the "Site");

    WHEREAS, Corbis would like Busy Box to operate, maintain, monitor and update the Site under the terms and conditions set forth in this Agreement;

    WHEREAS, Busy Box would like to operate, maintain, monitor and update the Site under the terms and conditions set forth in this Agreement;

    NOW, THEREFORE, Corbis and Busy Box hereby agree as follows:

1.  BUSY BOX RESPONSIBILITIES.

    1.1. THE SITE. Busy Box's services with respect to the Site shall include all services necessary, appropriate, or as otherwise requested by Corbis to operate, maintain, monitor and update the Site 24 hours per day, 7 days per week including but not limited to: Internet operations; e-commerce operations; image processing; image and product updates; bug fixes; Corbis-requested changes, or enhancements to Site; and Site monitoring with escalation tools and backup options. These services, which are not exhaustive of all services, to be provided hereunder, are described in greater detail below;

         1.1.1. OVERALL INFRASTRUCTURE. Busy Box will be responsible for setting up, operating, maintaining and monitoring the infrastructure necessary to operate the Site in accordance with current specifications for the Site, as such specifications may be updated by Corbis and Busy Box from time to time. Such services shall include, but are not limited to, the following: database performance tuning and maintenance; database backup administration; database installation and configuration; database configuration review, calculation of optimum parameters; indexing; monitoring performance; technical support and bug fixes to keep the Site operating in accordance with the Specifications (as defined in the Revised Agreement); and recommendations as to Site modifications. At a minimum, the Site's infrastructure shall include an OC-3 Internet connection; adequate server space; adequate rack space for servers; sufficient air conditioning for servers; back-up power source; and other back-up systems. Corbis understands that Busy Box has contracted with ConXioN, an Internet access service provider, to provide certain of these hosting services. Corbis consents to such arrangements with ConXioN, provided that such arrangement shall not relieve
                Busy Box of any of its responsibilities or obligations under this Agreement.

         1.1.2. E-COMMERCE. Busy Box will be responsible for all e-commerce operations and security on the Site, including but not limited to the following:

                1.1.2.1. Operating, maintaining, monitoring and updating all merchant server operations, such as user account set up, transactions, order baskets, check-out, encrypted

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                         credit-card information, and download permissions;

                1.1.2.2. Operating, maintaining, monitoring and updating the secured download site for image files and associated user permissions;

                1.1.2.3. Operating, maintaining, monitoring and updating the
                         Cybercash (VPOS) server and transaction connections to Cybercash for credit card authorizations and posting credit card charges;

                1.1.2.4. Transmitting FPT files to Corbis' Digital Stock
                         division containing order information and encrypted credit card authorizations to enable Digital Stock to fulfill orders and otherwise complete transactions.

         Busy Box will be responsible for all security on the Site related to e-commerce operations. Without limiting the foregoing, Busy Box expressly acknowledges and agrees that it will be responsible for all security related to customer credit card information as such information is received, stored and transmitted by Busy Box. Busy Box understands that Corbis' good will and business reputation will be affected by the level of security provided on the Site in processing customer orders. To that end, Busy Box agrees that Corbis may specify security levels and protocol for Site operations, and Busy Box agrees to implement such security and protocol immediately upon request. Notwithstanding the foregoing, Busy Box shall not be responsible for customer credit card fraud, provided that all customer orders are processed through Cybercash.

         1.1.3. IMAGE PROCESSING. Busy Box will process and update images for the Site on a regular basis, as requested by Corbis. In processing and updating images, Busy Box agrees to the following:

                1.1.3.1. Busy Box will pre-process all images provided by
                         Corbis. Busy Box agrees that pre-processing includes: Converting images to a specified format; naming images according to specified naming conventions; assigning specified prices to images; mapping relationships among keywords, images and PDF files; maintaining disc image source file and description; conducting a quality assurance check of all of the foregoing. In addition, Busy Box will follow the pre-processing specifications attached hereto as EXHIBIT A.

                1.1.3.2. Busy Box will process all images provided by Corbis.
                         Busy Box agrees that processing includes:
                         Verification of adherence to standards; creating and uploading appropriate CPD files (including multiple resolutions, Photoshop header, watermarked preview image and keywords); CD asset update (including creation of disc icon, PDF files and link from disc area to render appropriate search results); image asset update (including updating search index and multiple "addinventory" function); "What's New" update (including manual HTML coding); and post-production error checking and other quality assurance measures.

                1.1.3.3. Busy Box will update images and CD's as requested by
                         Corbis. Busy Box will endeavor to update images and CD's while providing Internet access to the Site with reasonable minimal interruption. However, in no event will any Site downtime exceed one hour as a result of any image update. Further, Busy Box agrees that any Site downtime resulting from any image update shall occur only between the hours of 1:00 a.m. and 3:00 a.m. Pacific Standard Time.

                1.1.3.4. Corbis will provide Busy Box up to twelve (12) disc titles (100 images per title) per month to pre-process and process. These images will be provided on disc


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                         titles of 100 images each on or before the fifteenth
                         day of each month. Busy Box agrees that it will pre-process, process and update these twelve (12) disc titles before the end each month in accordance with this Paragraph 1.1.3. Upon ten (10) days advance notice from Corbis, Busy Box agrees that it will use best efforts to change this processing schedule to accommodate Corbis special events, such as trade shows and special presentations.

         1.1.4. COMPATIBILITY WITH OTHER SITES. Busy Box will maintain compatibility and interactivity features between the Site and other Internet sites designated by Corbis, including but not limited to the site located at www.corbis.com. Such features will include, among other possible features, the ability to search for images on the Site from the www.corbis.com site.

         1.1.5. PROCURING EQUIPMENT, PRODUCTS AND THIRD-PARTY SERVICES. Busy Box will purchase equipment and products,and secure third-party services, as necessary and appropriate to operate, maintain and update the Site. As provided in Paragraph 3.2 below, Corbis will reimburse Busy Box for all such equipment, products and services, provided that Busy Box must receive Corbis' prior approval for any purchase in excess of $500 and for all third-party services. Corbis will own all such equipment and products as provided in Paragraph 4.3 below. Notwithstanding the foregoing, Corbis shall not be responsible to reimburse Busy Box for services beyond the expiration or termination of this Agreement. (For example, if Busy Box enters into an agreement for Internet service for one-year, and the Site uses this service for 9 months of that one-year term, then Corbis shall reimburse Busy Box only for the 9 months of Internet service, not for the entire year.)

         1.1.6. REPORTS. Busy Box agrees to provide Corbis with reports, every other week, as to the following items:

                1.1.6.1. Sales from the Site on a CD and image basis;

                1.1.6.2. Customer information;

                1.1.6.3. Images downloaded for comping;

                1.1.6.4. Standard Web traffic reports, as currently provided to Corbis, and browser statistics; and

                1.1.6.5. Such other information as may be reasonable
                         requested by Corbis.

         1.1.7. ADDITIONAL SERVICES. At Corbis' request and discretion, Busy Box shall provide up to 15 hours of general services each month for buy fixes, text changes and associated HTML coding, and other items not otherwise covered in this Agreement. Both parties understand and agree that bug fixes for items and processes, and text changes and associates HTML coding, already covered in this Section 1.1 shall not be included in the 15 hours. Busy Box agrees that it will provide Corbis with a monthly statement of work services provided within the 15 hours which clearly describes the work performed. If Corbis does not use the full 15 hours in any month, the unused hours will be carried over into the next month, provided that such carry-over time may not exceed fifteen (15) hours in any given month.

    1.2. BACKUP SITE. Busy Box understands that original Digital Stock site will be used as a backup site the "Backup Site") until August 1, 1998. To that end, Busy Box agrees that it will maintain the original Digital Stock site, as such site existed as of the date it was replaced by the Site, until August 1, 1998. If, for any reason, Corbis determines that the Site is unusable, Corbis will notify Busy Box to switch over to the Backup Site, and Busy Box will use best efforts to complete the

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         switch over to the Backup Site within one hour of Corbis'
         notification.

2. PROBLEM REPORTS AND SITE OUTAGES. In the event of problems with or outages of the Site, Busy Box will provide the following levels of support:

    2.1. URGENT. Corbis shall designate a problems as "URGENT" if there is an outage of the Site, or if the Site is otherwise unusable. Corbis will call Busy Box at 1-800-847-7813 to report the URGENT problem, and Busy Box will respond to such report within 1 hour of Corbis' initial call. Busy Box understands that time is of the essence and will use best efforts to correct the reported problem as soon as possible. Further, Busy Box will provide Corbis with a status report of the problem, including problems with third-party services, as least once per hour until the problem is fixed. Busy Box's obligations under this Paragraph 2.1 shall be for 24 hours per day, 7 days per week. Corbis' contact shall be at (425) 649-3440.

    2.2. NOT CRITICAL. Corbis shall designate a problem as "NOT CRITICAL" if there is problem with the Site that is not URGENT. Corbis will call Busy Box at 1-800-847-7813 or send e-mail to Busy Box at notcritical@busybox.com to report the NOT CRITICAL problem, and Busy Box will respond to such report within 24 hours of Corbis' initial call. Busy Box understands that time is of the essence and will use best efforts to correct the reported problem as soon as possible. Busy Box will report to Corbis as soon as the problem is corrected. Busy Box's obligations under this Paragraph 2.3 shall be for 24 hours per day, 7 days per week. Corbis' contact shall be at (425) 649-3440.

    2.3. BUSY BX REPORTS. If Busy Box becomes aware of problems or outages of the Site before receiving a call from Corbis, Busy Box will immediately report any URGENT problems with the Site to Corbis. Further, Busy Box will report all NOT CRITICAL problems promptly during normal business hours. Corbis' contact shall be at (425) 649-3440.

3.  FEES AND COSTS.

    3.1. FIXED FEES. The fixed monthly fee for services described in Sections 1 and 2 above will be $10,000. Busy Box shall invoice Corbis for this amount each month, and corbis will pay such invoices by check within 30 days of its receipt of each such invoice.

    3.2. REIMBURSEMENT FOR COSTS. Subject to the terms of Paragraph 1.1.5 above, Corbis shall reimburse Busy box for its actual out-of-pocket costs, without any mark-up thereon. Busy Box shall invoice Corbis for reimbursements each month and provide receipts for all such costs to be reimbursed. Corbis will pay such invoices by check within 30 days of its receipt of each such invoice and related receipts.

         3.2.1. Subject to the requirements of Paragraphs 3.2 and 1.1.5, Corbis expressly acknowledges and consents to a quarterly reimbursement of $8550 for services provided by ConXioN, in addition to any usage fees assessed by ConXioN in accordance with the applicable ConXioN usage fee schedule.

    3.3. HOURLY FEES. Corbis agrees to pay Busy Box the hourly fee of $150 per hour for development time, and $75 per hour for non-development time, for services performed that are not described in Sections 1 and 2 above. Such services may not be performed without Corbis' prior consent. Busy Box shall invoice Corbis for such services each month and provide a detailed statement of work performed. Corbis will pay such invoices by check within 30 days of its receipt of each such invoice and statement of work.

4.  OWNERSHIP.

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    4.1. CORBIS CONTENT. Corbis shall provide Busy Box with certain Content, in various media (for example, film, paper and digital), as needed to operate, maintain and update the Site. Corbis shall provide the Content solely for Busy Box's internal use in operating, maintaining and updating the Site. Except for such limited use, Busy Box agrees that it will not reproduce, display, distribute, incorporate into other works or otherwise use the Content in any manner whatsoever. All rights to the Content shall remain with Corbis (as owner, agent or as licensee of such content). Busy Box will return all Content provided by Corbis upon termination or expiration of this Agreement or upon Corbis' request.

         4.1.1. Busy Box agrees that Corbis shall own all copies, reproductions, modifications, new versions and derivative works created by Busy Box of the Content, including but not limited to cutdowns and new versions of Corbis digital images, and edited caption information and keywords, but exclusive of quality control, processing, and auditing attributes independently created by Busy Box. Busy Box will deliver all Content and all copies, reproductions, modifications, new versions and derivative works created by Busy Box of the Content, to Corbis upon termination or expiration of this Agreement or upon Corbis' request.

    4.2. CUSTOMER INFORMATION. Busy Box acknowledges and agrees that Busy Box will collect and store Corbis' customer information and that all such customer information will be the exclusive property of Corbis. Busy Box will deliver all such customer information (including all customer information it may have collected and stored for DSC) to Corbis upon termination or expiration of this Agreement or upon Corbis' request. Busy Box is expressly prohibited from making any use of the customer information, except as may be requested by Corbis.

    4.3. EQUIPMENT AND PRODUCTS PURCHASED BY BUSY BOX. Busy Box will be purchasing equipment and products under this Agreement, and that Corbis will be reimbursing Busy Box for such equipment and products. Busy Box acknowledges and agrees that all such equipment and products purchased by Busy Box for which Corbis provides reimbursement shall be the property of Corbis. All right, title and interest in and to such equipment and products shall vest in Corbis upon reimbursement to Busy Box as provided in this Agreement.

5.  TERM AND EVENTS UPON TERMINATION.

    5.1. TERM. This Agreement shall be effective as of April 1, 1998 and continue for a period of six months. Thereafter, this Agreement shall automatically renew on a monthly basis until one party provides the other with written notice of termination. Busy Box agrees to provide Corbis with no less than 90 days' prior written notice of termination, and Corbis agrees to provide Busy Box with no less than 90 days' prior written notice of termination.

    5.2. EVENTS UPON NOTICE OF TERMINATION. Upon notice of termination of this Agreement, Corbis and Busy Box agree to the following for the fixed fees specified in Paragraph 3.1:

         5.2.1. During the 60 days immediately following the notice of termination, Busy Box agrees that it will allow no new purchases from the Site. However, Busy Box will continue to operate, maintain and monitor the Site as otherwise provided herein, including but not limited to allowing customers to download images which were licensed prior to the notice of termination.

         5.2.2. During the 30 days immediately preceding the termination of this Agreement, in order to wind down and close down the Site, Busy Box agrees to the following:

                5.2.2.1. In accordance with instructions from Corbis, Busy Box will dismantle the Site;

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                5.2.2.2. In accordance with instructions from Corbis, Busy Box will pack and deliver to Corbis (at Busy Box's expense) all Content (as specified in Section 4.1 above), customer information (other than credit card information), equipment and other such items belonging to Corbis as specified in Section 4 and other provisions of this Agreement;

                5.2.2.3. Busy Box will destroy all customer credit card
                         information;

                5.2.2.4. Busy Box will provide such other reasonable services as requested by Corbis.

         5.2.3. At all times during the 90 days following the notice of termination, Busy Box agrees to reasonably cooperate with Corbis to wind down and close down the Site.

6.  DEFAULT AND REMEDIES.

    6.1. Corbis shall be in default of this Agreement upon the breach by Corbis of any material covenant or obligation of Corbis to be performed under this Agreement, if not cured within ten (10) business days after receipt by Corbis of written notice thereof. At any time after the occurrence of an event of default, Busy Box may (a) terminate this Agreement by giving written notice to Corbis; and (b) enforce Corbis' performance of the applicable covenants or recover damages for the breach thereof.

    6.2. Busy Box shall be in default of this Agreement upon breach by Busy Box of any covenant or obligation of Busy Box, if not cured within five (5) business days after Busy Box's receipt of written notice thereof. At any time after the occurrence of an event of default, Corbis may (a) terminate this Agreement by giving written notice to Busy Box, and (b) enforce Busy Box's performance of the applicable covenants or recover damages for the breach thereof.

    6.3. If this Agreement is terminated before the end of this initial six-month term through no fault of Corbis, Busy Box agrees to provide Corbis with access to and a license for the Enabling Technologies (as defined in the Revised Agreement) such that Corbis will be able to operate, maintain, monitor and update the Site to Corbis' reasonable satisfaction. Further, Busy Box agrees to use its best efforts to enable Corbis to operate, maintain, monitor and update the Site, to Corbis' reasonable satisfaction.

    6.4. The remedies provided for herein are cumulative and are in addition to all other remedies Corbis or Busy Box may have under applicable law or in equity.

7. RISK OF LOSS. Busy Box agrees that it shall be responsible for and bear all risk of loss for all Corbis property, including but not limited to Content, customer information, software and hardware, that is in Busy Box's possession or control, or in the possession or control of a third party with which Busy Box has contracted, including but not limited to ConXioN and other Internet access service providers. Busy Box shall indemnify Corbis for any loss or damage to Corbis property.

8. INDEMNIFICATION. Busy Box expressly acknowledges and agrees that it is responsible for processing all credit card transactions conducted on the Site, including the security of receiving, storing and transmitting credit card information, and will indemnify, defend and hold Corbis harmless from all liabilities, costs and expenses, including reasonable attorneys' fees, incurred as a result of Busy Box's actions, inaction and/or security in processing credit card transactions, including the security of receiving, storing and transmitting credit card information.

9.  CONFIDENTIALITY.

    9.1. Each party hereto (the "Disclosing Party") will disclose to the other party ("Recipient") information in connection with the performance of this Agreement. All non-public information

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          disclosed by the Disclosing Party to the Recipient during the term of this Agreement, including but not limited to technical and business information relating to Disclosing Party's products, research and development, production, costs, engineering processes, profit or margin information, finances, customers, marketing, and future business plans, shall be deemed "Confidential Information." In addition, "Confidential Information" shall include all Confidential Information disclosed by DSC and Busy Box during the term of the Master Agreement. All Confidential Information shall remain the sole property of Disclosing Party, and Recipient shall have no rights to or in the Confidential Information. Recipient shall hold the Confidential Information in strict confidence. Recipient shall not make any disclosure of the Confidential Information to anyone without the express written consent of Disclosing Party, except (i) to employees, consultants, advisors or agents to whom disclosure is necessary to the performance of this Agreement, or the conduct of Recipient's business, and who shall be bound by the terms hereof; or ((ii) in the context of any administrative or judicial proceeding, provided that prior written notice of such required disclosure and an opportunity to oppose or limit disclosure is given to Disclosing Party.

    9.2. After termination of this Agreement, upon written request, Recipient shall return, within ten (10) business days, all originals and copies any requested Confidential Information disclosed by Disclosing Party which has been fixed in any tangible means of expression.

    9.3. Notwithstanding the other provisions of this Agreement, nothing received by Recipient shall be considered to be Confidential Information of the other, if: (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Recipient from a third party without confidentiality limitations; or (iii) it was known to Recipient prior to its first receipt by Recipient, as shown by files existing at the time of initial disclosure.

    9.4. The confidentiality obligations under this Section 9 shall be in effect for a period of five (5) years from the Effective Date.

10. GENERAL PROVISIONS

    10.1. ASSIGNMENT. This Agreement shall be binding upon the parties, their heirs, representatives, executors, administrators, successors, licensees and assigns. Notwithstanding the foregoing, Busy Box shall not, without the prior written consent of Corbis, sell, assign or otherwise transfer this Agreement or any right or obligation hereunder, without the prior written consent of Corbis.

    10.2. SEVERABILITY. If any provision or any part of a provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather the entire provision or this Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

    10.3. SURVIVAL OF TERMS. Notwithstanding any provision of this Agreement to the contrary, Sections 4, 5.2, 7, 8 and 9 will survive the expiration or termination of this Agreement.

    10.4. NOTICES. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Busy Box:

          Get Smart, Inc.
          701 Battery Street, 2nd Floor
          San Francisco, CA 94111
          Attention: Rosanne Esposito, President
          Fax: (415) 283-1806


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          If to Corbis:

          Corbis Corporation
          15395 S.E. 30th Place, Suite 300
          Bellevue, WA 98007
          Attention: Director of Products and Systems, Corbis Images
          Fax: (425) 746-1618

          With a copy to the General Counsel
          Fax: (425) 746-1618

          or such other address as a party may so designate by written notice in the manner provided herein.

    10.5. ENTIRE AGREEMENT. Each party acknowledges that it has read this Agreement and agrees to be bound by its terms. This Agreement and the Revised Agreement are the complete and exclusive agreements and understandings between the parties concerning the subject matter hereof, which supersede all previous understandings, negotiations and proposals, whether oral or written. No modification, amendment, consent or discharge in connection with this Agreement or its provisions shall be binding upon either party unless in writing and signed by the party sought to be charged with the same.

    10.6. GOVERNING LAW. This Agreement shall be governed and interpreted under the laws of the State of California. Any and all disputes arising under this Agreement shall be finally decided through arbitration before Judicial Arbitration and Mediation Services, Inc. ("JAMS/Endispute") in accordance with JAMS/Endispute rules and procedures, and judgment on any JAMS/Endispute award may be entered in any court having jurisdiction over the parties or their assets.

    10.7. INDEPENDENT PARTIES. The parties hereto are independent contracting parties, and no partnership, joint venture, agency or other form of agreement or relationship is intended.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.


CORBIS CORPORATION                     GET SMART, INC.
                                       d/b/a BUSY BOX and MEDIA NETWORK


By: /s/ Leslie Hughes                  By: /s/ Rosanne Esposito
    ------------------------------         ------------------------------
    Leslie Hughes                          Rosanne Esposito
    Vice President, Corbis Images          President


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